Exhibit 16.1

November 17, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Scilex Holding Company (formerly known as Vickers Vantage Corp I.) statements included under Item 4.01 of its Form 8-K dated November 10, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 10, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York